Delek US Holdings Reports Second Quarter 2016 Results

•	Cash balance increased to $377 million at June 30 from $350 million at March 31

•	Operating and overhead expenses reduced by approximately $21 million year over year

BRENTWOOD, Tenn.-- August 3, 2016 (BUSINESS WIRE)-- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its second quarter ended June 30, 2016. Delek US reported a second quarter net loss of $(7.0) million, or $(0.11) per basic share, versus net income of $48.3 million, or $0.79 per diluted share, for the quarter ended June 30, 2015. On an adjusted basis, Delek US reported a net loss of $(5.1) million, or $(0.08) per basic share for the quarter ended June 30, 2016, compared to net income of $37.8 million, or $0.62 per diluted share on an adjusted basis in the prior year period. Reconciliations of GAAP earnings to adjusted earnings are included in the financial tables attached to this release.

On a year-over-year basis, results in the second quarter 2016 benefited from improved performance in retail and logistics, as well as lower operating and overhead expenses. The decline in expenses was primarily due to improved reliability and a combination of lower variable costs, outside services, employee expenses and maintenance, partially driven by cost reduction programs implemented throughout the company. These benefits were more than offset by a 47 percent decline in the WTI Gulf Coast 5-3-2 crack spread, and a narrowing of the Midland WTI crude oil discount to Cushing WTI.

In May 2015, Delek US acquired 48 percent of the outstanding stock of Alon USA. The loss from the equity investment in Alon USA of $(10.4) million and associated interest costs of $3.8 million related to the financing of this investment lowered results by approximately $0.15 per basic share after tax in the second quarter 2016. Excluding the effect of this investment, Delek US' underlying assets would have earned $0.04 per share on a reported basis and $0.07 per share on an adjusted basis. For purposes of after-tax calculations, a marginal income tax rate of 35 percent was used related to the effect from the investment in Alon USA.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "During the second quarter, our initiatives to improve the factors under our control began to provide results. Programs to reduce costs were factors in lower operating expenses and G&A expenses on a year-over-year basis. We also achieved an operating expense per barrel of $3.41 in our refining system in the second quarter 2016. In addition our capture rates based on adjusted refining margin improved at both refineries on a sequential basis compared to first quarter 2016. Finally, both the logistics and retail segment contribution margins improved on a year-over-year basis as well."

Yemin concluded, "We ended the quarter with $377.1 million of cash, which is an improvement from our March 31, 2016 cash balance of $350.0 million. By reducing costs, managing our capital spending programs and benefiting from cash inflows from tax refunds we lowered our net debt position on a sequential basis by approximately $48.0 million. Efforts are underway to unlock the value of our retail segment and we remain focused on creating long term value for our shareholders as we continue to explore strategic opportunities."

Regular Quarterly Dividend

Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on August 23, 2016 will receive this cash dividend payable on September 13, 2016.

Liquidity

As of June 30, 2016, Delek US had a cash balance of $377.1 million and total debt of $941.4 million, resulting in net debt of $564.3 million. This compares to $612.1 million of net debt at March 31, 2016. As of June 30, 2016, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had $362.6 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $377.1 million in cash and $578.8 million of debt, or a $201.7 million net debt position compared to $254.4 million at March 31, 2016.

During the second quarter 2016, approximately $36.0 million of cash was received from tax refunds from prior periods and for the first six months of 2016 approximately $136.0 million has been received from a combination of a litigation settlement and tax refunds from prior periods. The total amount expected to be received in 2016 is approximately $140.0 million. Compared to previous guidance of up to $160.0 million that was expected to be received in 2016, the timing of approximately $19.0 million of prior period tax refunds has shifted from the fourth quarter 2016 into 2017. This amount is subject to change based on timing of future tax refunds.

Refining Segment
Net sales for the refining segment were $1,077.7 million the second quarter 2016 compared to $1,336.8 million in the second quarter of 2015. The decrease in net sales was primarily a result of declines in the price of U.S. Gulf Coast gasoline and Ultra-Low-Sulfur diesel ("ULSD") in the second quarter of 2016 compared to the second quarter of 2015. Additionally, sales volumes at the El Dorado refinery decreased as a result of lower throughputs and production as operations matched commercial demand.

Cost of goods sold for the refining segment was $988.1 million in the second quarter 2016 compared to $1,164.8 million in the prior year period. The decrease in cost of goods sold was primarily attributable to a decrease in the cost of WTI crude oil, from an average of $57.80 per barrel in the second quarter of 2015 to an average of $45.56 in the second quarter of 2016. Decreases in sales volumes at the El Dorado refinery also contributed to the decrease. These decreases were partially offset by an increase in the expense for renewable identification numbers ("RINs") related to blending obligations which was $12.3 million in the second quarter 2016 compared to $2.4 million in the prior year period.

In the second quarter 2016, operating expenses in the refining segment decreased to $49.6 million from $60.0 million in the prior year period. The decrease at Tyler was primarily due to lower outside services and natural gas expense. El Dorado operating expenses decreased primarily due to outside services, utilities and chemical expenses. Also, the prior year period at El Dorado included $4.2 million of unanticipated pipeline expenses that were primarily related to oil spill remediation costs.

Refining segment contribution margin was $40.0 million in the second quarter 2016 compared to $112.0 million in the second quarter 2015. The total segment contribution margin included the Tyler, Texas refinery contribution margin of $30.8 million in the second quarter 2016 compared to $75.2 million in the second quarter 2015, and the El Dorado, Arkansas refinery contribution margin of $7.2 million in the first quarter 2016 compared to $36.6 million in the prior year period. On a year-over-year basis several factors affected performance at the refineries. First, the Gulf Coast 5-3-2 crack spread declined to $9.80 per barrel for the second quarter 2016, compared to $18.60 per barrel for the same period in 2015. Second, the second quarter 2016 included a net hedging loss of $(17.4) million compared to a $(15.2) million hedging loss in the prior year period.

Finally, the Midland WTI crude differential to Cushing WTI averaged a $0.18 per barrel discount in second quarter 2016 compared to an average discount of $0.60 per barrel in the second quarter 2015. In addition to the decline in the Midland differential on a year-over-year basis, contango in the oil futures market narrowed to $1.43 per barrel in the second quarter 2016, compared to contango of $1.77 per barrel in the second quarter 2015.

Inventory was a factor in the change in refining performance on a year-over-year basis. There was a reduction in the other inventory charge, excluding lower of cost or market in the second quarter 2016 to $0.2 million compared to a charge of $11.2 million in the second quarter 2015. Lower of cost or market ("LCM") valuation was a benefit of $13.0 million in the second quarter 2016, compared to an LCM valuation benefit of $29.9 million in the prior year period. The change on a year-over-year basis is due to the change in prices of products and crude oil during the respective quarters. The inventory breakdown by refinery is included in the attached financial tables.

See the table below for a summary of certain information by refinery impacting our refining segment operations:

	Tyler, Texas Refinery		El Dorado, Arkansas Refinery
Operating Highlights	Three Months Ended June 30,		Three Months Ended June 30,
	2016	2015	2016	2015

Crude Throughput, bpd	69,911	69,685	73,556	74,450
Total Throughput, bpd	73,394	75,304	75,268	80,436
Total Sales Volume, bpd	74,398	71,588	80,173	87,565

Refining Margin, $/bbl sold	$7.84	$15.36	$4.52	$8.82
Adjusted Refining Margin, $/bbl sold (1)	$6.94	$13.60	$5.98	$9.81

Direct Operating Expense, $ in millions	$22.3	$24.9	$25.7	$33.7
Direct Operating Expense, $/bbl sold	$3.29	$3.82	$3.52	$4.23

(1) Reconciliations of refining margin and adjusted refining margin are included in the attached tables.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the non-controlling interests are made on a consolidated basis.
On a year-over-year basis, results in the logistics segment benefited from a higher west Texas gross margin and terminalling volumes, combined with lower operating expenses, which were partially offset by reduced performance in the trucking operations and on other pipelines on a year-over-year basis. Net sales for the logistics segment were $111.8 million in the second quarter 2016 compared to $172.1 million for the second quarter of 2015, a decrease of $60.3 million, or 35.0%. The decrease was primarily attributable to decreases in the average sales prices per gallon of gasoline and diesel and in diesel volumes sold in our west Texas marketing operations. Decreases in the average cost per gallon of gasoline and diesel also drove a $59.4 million decrease in cost of goods sold for the logistics segment, as purchases in our west Texas operations were impacted by the decline. Operating expenses for the logistics segment were approximately $8.7 million in the second quarter 2016 compared to $10.8 million for the second quarter of 2015. The decrease in operating expenses was primarily due to decreases in maintenance costs and insurance expense. As a result of those factors, contribution margin in the second quarter 2016 increased to $30.0 million compared to $28.8 million in the second quarter 2015.

Retail Segment
Retail segment performance increased year-over-year primarily due to higher fuel margins and lower operating expenses. This benefit was partially offset by lower fuel gallons sold as fuel pricing programs focused on margin rather than gallons during the second quarter 2016. Net sales for the retail segment were $369.8 million in the second quarter 2016 compared to $409.9 million in the second quarter of 2015. The decrease in net sales was primarily due to a decrease in the retail fuel price per gallon. On a year over year basis, merchandise sales increased, which partially offset the decrease in retail fuel. The decrease in the average retail fuel cost per gallon also drove a $41.5 million decrease in cost of goods sold to $318.5 million in the second quarter 2016 from $360.0 million in the prior year period. Operating expenses for the retail segment were $33.1 million in the second quarter 2016 compared to $35.6 million in the second quarter of 2015. The decrease in operating expenses was primarily attributable to declines in insurance and credit expenses. Contribution margin for the segment increased to $18.2 million in the second quarter 2016 compared to $14.3 million in the prior year period.

Fuel gallons sold decreased to 115.3 million in the second quarter 2016 from 116.2 million in the prior-year period and merchandise sales increased year-over-year to $111.0 million compared to $109.2 million in the second quarter 2015. On a same store sales basis, fuel gallons sold decreased (2.4)% and merchandise sales increased 1.7% from second quarter 2015. At the end of the second quarter 2016, there were a total of 69 large-format stores in the portfolio.

See the table below for a summary of certain information impacting our retail segment operations:

	Three Months Ended June 30,
Retail Operating Highlights	2016	2015

Merchandise margin	27.9%	28.7%
Fuel margin, per gallon	$0.170	$0.153

Store count (end of period)	348	360

Second Quarter 2016 Results | Conference Call Information
Delek US will hold a conference call to discuss its second quarter 2016 results on Thursday, August 4, 2016 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 4, 2016 by dialing (855) 859-2056, passcode 48847379. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) second quarter earnings conference call that will be held on Thursday, August 4, 2016 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 348 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names. Delek US Holdings, Inc. also owns approximately 48 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; the effect on our financial results by the financial results of Alon USA Energy, Inc., in which we hold a significant equity investment; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income or loss and adjusted net income or loss per share. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. Adjusted income or loss and adjusted net income or loss per share should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss and adjusted net income or loss per share may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	June 30, 2016	December 31, 2015
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$377.1	$302.2
Accounts receivable	249.1	233.0
Accounts receivable from related party	0.1	0.5
Inventories, net of lower of cost or market valuation	407.8	307.6
Other current assets	74.1	145.5
Total current assets	1,108.2	988.8
Property, plant and equipment:
Property, plant and equipment	2,105.1	2,100.1
Less: accumulated depreciation	(640.3)	(579.0)
Property, plant and equipment, net	1,464.8	1,521.1
Goodwill	74.4	74.4
Other intangibles, net	27.3	27.3
Equity method investments	599.7	605.2
Other non-current assets	88.9	108.1
Total assets	$3,363.3	$3,324.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$465.7	$397.6
Current portion of long-term debt and capital lease obligations	91.7	95.2
Obligation under Supply and Offtake Agreement	129.8	132.0
Accrued expenses and other current liabilities	226.6	134.9
Total current liabilities	913.8	759.7
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	849.7	880.5
Environmental liabilities, net of current portion	6.7	7.9
Asset retirement obligations	9.5	9.7
Deferred tax liabilities	231.8	247.9
Other non-current liabilities	37.0	65.3
Total non-current liabilities	1,134.7	1,211.3
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 67,019,353 shares and 66,946,721 shares issued at June 30, 2016 and December 31, 2015, respectively	0.7	0.7
Additional paid-in capital	646.3	639.2
Accumulated other comprehensive loss	(30.8)	(45.3)
Treasury stock, 5,195,791 shares and 4,809,701 shares, at cost, as of June 30, 2016 and December 31, 2015, respectively	(160.8)	(154.8)
Retained earnings	658.4	713.5
Non-controlling interest in subsidiaries	201.0	200.6
Total stockholders’ equity	1,314.8	1,353.9
Total liabilities and stockholders’ equity	$3,363.3	$3,324.9

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015
	(In millions, except share and per share data)
Net sales	$1,426.4	$1,693.1	$2,532.3	$2,843.7
Operating costs and expenses:
Cost of goods sold	1,253.9	1,438.2	2,245.0	2,444.3
Operating expenses	90.3	106.0	192.2	197.4
Insurance proceeds — business interruption	—	—	(42.4)	—
General and administrative expenses	29.3	34.3	63.9	67.0
Depreciation and amortization	37.3	34.9	73.4	63.2
Other operating income, net	(0.3)	(0.1)	—	(0.1)
Total operating costs and expenses	1,410.5	1,613.3	2,532.1	2,771.8
Operating income	15.9	79.8	0.2	71.9
Interest expense	15.4	17.3	30.4	27.4
Interest income	(0.4)	(0.2)	(0.7)	(0.6)
Loss (income) from equity method investments	10.6	(7.4)	28.6	(7.4)
Other (income) loss, net	(0.1)	(0.1)	0.5	(1.0)
Total non-operating expenses, net	25.5	9.6	58.8	18.4
(Loss) income before income tax (benefit) expense	(9.6)	70.2	(58.6)	53.5
Income tax (benefit) expense	(9.0)	15.1	(34.1)	9.1
Net (loss) income	(0.6)	55.1	(24.5)	44.4
Net income attributed to non-controlling interest	6.4	6.8	11.7	12.2
Net (loss) income attributable to Delek	$(7.0)	$48.3	$(36.2)	$32.2
Basic & diluted (loss) earnings per share:
Basic	$(0.11)	$0.80	$(0.58)	$0.55
Diluted	$(0.11)	$0.79	$(0.58)	$0.54
Weighted average common shares outstanding:
Basic	61,827,201	60,555,444	61,979,604	58,931,705
Diluted	61,827,201	61,114,471	61,979,604	59,470,929
Dividends declared per common share outstanding	$0.15	$0.15	$0.30	$0.30

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended June 30,
	2016	2015
Cash Flow Data	(Unaudited)
Operating activities	$156.6	$73.7
Investing activities	(59.4)	(344.2)
Financing activities	(22.3)	204.8
Net increase (decrease)	$74.9	$(65.7)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended June 30, 2016
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$980.6	$75.5	$369.8	$0.5	$1,426.4
Intercompany fees and sales	97.1	36.3	—	(133.4)	—
Operating costs and expenses:
Cost of goods sold	988.1	73.1	318.5	(125.8)	1,253.9
Operating expenses	49.6	8.7	33.1	(1.1)	90.3
Segment contribution margin	$40.0	$30.0	$18.2	$(6.0)	82.2
General and administrative expenses					29.3
Depreciation and amortization					37.3
Other operating income					(0.3)
Operating income					$15.9
Total assets	$2,017.5	$381.8	$436.3	$527.7	$3,363.3
Capital spending (excluding business combinations)	$3.6	$0.8	$2.5	$2.8	$9.7

	Three Months Ended June 30, 2015
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,147.9	$134.1	$409.9	$1.2	$1,693.1
Intercompany fees and sales	188.9	38.0	—	(226.9)	—
Operating costs and expenses:
Cost of goods sold	1,164.8	132.5	360.0	(219.1)	1,438.2
Operating expenses	60.0	10.8	35.6	(0.4)	106.0
Segment contribution margin	$112.0	$28.8	$14.3	$(6.2)	148.9
General and administrative expenses					34.3
Depreciation and amortization					34.9
Other operating income					(0.1)
Operating income					$79.8
Total assets	$2,056.3	$352.0	$452.3	$716.8	$3,577.4
Capital spending (excluding business combinations)	$38.2	$6.0	$2.2	$1.3	$47.7

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Six Months Ended June 30, 2016
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,716.5	$143.2	$671.4	$1.2	$2,532.3
Intercompany fees and sales	188.5	72.7	—	(261.2)	—
Operating costs and expenses:
Cost of goods sold	1,776.0	139.9	574.7	(245.6)	2,245.0
Operating expenses	107.9	19.2	66.5	(1.4)	192.2
Insurance proceeds - business interruption	(42.4)	—	—	—	(42.4)
Segment contribution margin	$63.5	$56.8	$30.2	$(13.0)	137.5
General and administrative expenses					63.9
Depreciation and amortization					73.4
Operating income					$0.2
Capital spending (excluding business combinations)	$6.9	$1.9	$4.4	$6.4	$19.6

	Six Months Ended June 30, 2015
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,848.6	$245.3	$747.9	$1.9	$2,843.7
Intercompany fees and sales	315.2	70.3	—	(385.5)	—
Operating costs and expenses:
Cost of goods sold	1,921.7	240.9	653.2	(371.5)	2,444.3
Operating expenses	108.2	21.6	68.1	(0.5)	197.4
Segment contribution margin	$133.9	$53.1	$26.6	$(11.6)	202.0
General and administrative expenses					67.0
Depreciation and amortization					63.2
Other operating income					(0.1)
Operating income					$71.9
Capital spending (excluding business combinations)	$123.2	$9.8	$3.5	$1.9	$138.4

Refining Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Tyler Refinery	(Unaudited)		(Unaudited)
Days in period	91	91	182	181
Total sales volume (average barrels per day)(1)	74,398	71,588	73,358	47,528
Products manufactured (average barrels per day):
Gasoline	39,052	38,242	37,829	24,952
Diesel/Jet	28,457	30,403	28,150	18,945
Petrochemicals, LPG, NGLs	3,132	3,697	2,540	2,063
Other	1,717	1,788	1,600	1,071
Total production	72,358	74,130	70,119	47,031
Throughput (average barrels per day):
Crude oil	69,911	69,685	66,707	44,271
Other feedstocks	3,483	5,619	4,116	1,470
Total throughput	73,394	75,304	70,823	45,741
Per barrel of sales:
Tyler refining margin	$7.84	$15.36	$6.41	$13.65
Direct operating expenses	$3.29	$3.82	$3.76	$5.26

El Dorado Refinery
Days in period	91	91	182	181
Total sales volume (average barrels per day)(2)	80,173	87,565	79,864	83,376
Products manufactured (average barrels per day):
Gasoline	40,003	39,956	41,481	39,981
Diesel	27,296	28,933	27,034	28,688
Petrochemicals, LPG, NGLs	809	772	777	719
Asphalt	4,413	7,365	4,224	7,722
Other	939	1,763	915	1,760
Total production	73,460	78,789	74,431	78,870
Throughput (average barrels per day):
Crude oil	73,556	74,450	73,088	75,566
Other feedstocks	1,712	5,986	3,089	4,690
Total throughput	75,268	80,436	76,177	80,256
Per barrel of sales:
El Dorado refining margin	$4.52	$8.82	$2.65	$8.35
Direct operating expenses	$3.52	$4.23	$3.76	$3.99

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$45.56	$57.80	$39.65	$53.33
WTI — Midland crude oil (per barrel)	$45.19	$57.41	$39.52	$52.40
US Gulf Coast 5-3-2 crack spread (per barrel)	$9.80	$18.60	$8.74	$16.81
US Gulf Coast Unleaded Gasoline (per gallon)	$1.38	$1.91	$1.21	$1.70
Ultra low sulfur diesel (per gallon)	$1.34	$1.83	$1.19	$1.76
Natural gas (per MMBTU)	$2.13	$2.73	$2.05	$2.80

(1)
Sales volume includes 785 bpd and 1,070 bpd sold to the logistics segment during the three and six months ended June 30, 2016, respectively, and 4,553 bpd and 2,527 bpd during the three and six months ended June 30, 2015, respectively. Sales volume also includes sales of 797 bpd and 516 bpd of intermediate and finished products to the El Dorado refinery during the three and six months ended June 30, 2016, respectively, and 4,875 bpd and 2,880 bpd during the three and six months ended June 30, 2015, respectively. Sales volume excludes 740 bpd and 371 bpd of wholesale activity during the three and six months ended June 30, 2016, respectively and 469 bpd and 3,265 bpd of wholesale activity during the three and six months ended June 30, 2015, respectively.

(2)
Sales volume includes 3,958 bpd and 4,173 bpd of produced finished product sold to the retail segment during the three and six months ended June 30, 2016, respectively, and 3,488 bpd and 3,977 bpd during the three and six months ended June 30, 2015, respectively. Sales volume also includes 783 bpd and 2,314 bpd of produced finished product sold to the Tyler refinery during the three and six months ended June 30, 2015, respectively. There were no sales of produced finished product to the Tyler refinery during the three and six months ended June 30, 2016. Sales volume excludes 20,450 bpd and 22,585 bpd of wholesale activity during the three and six months ended June 30, 2016, respectively, and 26,843 bpd and 25,178 bpd during the three and six months ended June 30, 2015, respectively.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (3)
$ in millions, except per share data
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Tyler (4)
Reported refining margin, $ per barrel	$7.84	$15.36	$6.41	$13.65
Adjustments:
Lower of cost or market gain	(2.09)	(4.68)	(1.36)	(3.77)
Hedging loss	1.28	1.32	0.98	0.47
Other inventory (gain) loss	(0.09)	1.60	0.19	1.95

Adjusted refining margin $/bbl	$6.94	$13.60	$6.22	$12.30

El Dorado (5)
Reported refining margin, $ per barrel	$4.52	$8.82	$2.65	$8.35
Adjustments:
Lower of cost or market charge	0.15	0.07	0.07	0.04
Hedging loss	1.20	0.82	0.82	0.21
Other inventory loss	0.11	0.10	1.09	1.28

Adjusted refining margin $/bbl	$5.98	$9.81	$4.63	$9.88

(3)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory, hedging (realized and unrealized) and other items. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(4)	Tyler adjusted refining margins exclude the following items.
Lower of cost or market ("LCM") valuation - Approximately $14.2 million and $30.5 million of LCM valuation benefit in the second quarter 2016 and 2015, respectively. Approximately $18.1 million and $32.5 million of LCM valuation benefit in the six months ended June 30, 2016 and 2015, respectively.
Hedging affect - Total hedging loss of $(8.7) million and $(8.6) million occurred in the second quarter 2016 and 2015, respectively. Total hedging loss of $(13.1) million and $(4.0) million occurred in the six months ended June 30, 2016 and 2015, respectively.
Other inventory - A gain of $0.6 million and a charge of $(10.4) million in the second quarter 2016 and 2015, respectively. Charges of $(2.6) million and $(16.8) million in the six months ended June 30, 2016 and 2015, respectively. These amounts consist of last-in-first-out inventory price valuation effect in the respective period.

(5)	El Dorado adjusted refining margins exclude the following items.

Lower of cost or market ("LCM") valuation - Approximately $(1.1) million and $(0.5) million of LCM valuation charges in the second quarter 2016 and 2015, respectively. Approximately $(1.1) million and $(0.5) million of LCM valuation charge in the six months ended June 30, 2016 and 2015, respectively.
Hedging affect - The total hedging loss of $(8.8) million and $(6.6) million in the second quarter 2016 and 2015, respectively. Total hedging loss of $(11.9) million and $(3.1) million occurred in the six months ended June 30, 2016 and 2015, respectively.
Other inventory - Charges of $(0.8) million and $(0.8) million in the second quarter 2016 and 2015, respectively. Charges of $(15.9) million and $(19.3) million in the six months ended June 30, 2016 and 2015, respectively. These amounts consist of first-in-first-out inventory price valuation effect in the respective period.

Logistics Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	56,302	53,863	56,322	55,267
Refined products pipelines to Enterprise Systems	53,670	58,572	53,725	57,258
SALA Gathering System	18,288	21,305	18,645	21,421
East Texas Crude Logistics System	12,909	28,677	11,127	23,892
El Dorado Rail Offloading Rack	—	2,964	—	2,964

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(6)	70,188	66,860	68,301	47,018
West Texas marketing throughputs (average bpd)	12,594	17,490	13,482	17,070
West Texas marketing margin per barrel	$2.13	$1.31	$1.00	$1.35
Terminalling throughputs (average bpd)(7)	126,476	113,578	122,645	90,581

(6)	Excludes jet fuel and petroleum coke

(7)	Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas, North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals.

Retail Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Number of stores (end of period)	348	360	348	360
Average number of stores	352	360	354	361
Retail fuel sales (thousands of gallons)	115,336	116,157	226,460	224,814
Average retail gallons per average number of stores (in thousands)	328	323	640	623
Retail fuel margin ($ per gallon)	$0.170	$0.153	$0.161	$0.158
Merchandise sales (in thousands)	$111,020	$109,209	$210,449	$203,756
Merchandise margin %	27.9%	28.7%	28.0%	28.5%
Change in same-store fuel gallons sold	(2.4)%	2.6%	(1.0)%	4.0%
Change in same-store merchandise sales	1.7%	3.6%	3.2%	3.5%

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions, except per share data
	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Reported net (loss) income attributable to Delek	$(7.0)	$48.3	$(36.2)	$32.2

Adjustments(8)
Lower of cost or market inventory valuation gain	(13.0)	(29.9)	(16.9)	(31.9)
Tax effect of lower of cost or market	4.5	10.8	5.9	11.5
Net after tax lower of cost or market effect	(8.5)	(19.1)	(11.0)	(20.4)

Business interruption proceeds	—	—	(42.4)	—
Tax effect of business interruption proceeds	—	—	16.5	—
Net after tax business interruption proceeds effect	—	—	(25.9)	—

Unrealized hedging loss	16.0	13.4	24.6	25.9
Tax effect of unrealized hedging	(5.7)	(4.7)	(8.6)	(9.1)
Net after tax unrealized hedging effect	10.3	8.7	16.0	16.8

Total after tax adjustments	1.8	(10.4)	$(20.9)	$(3.6)

Adjusted net (loss) income	$(5.2)	$37.9	$(57.1)	$28.6

Reported net (loss) income per share attributable to Delek	$(0.11)	$0.79	$(0.58)	$0.54

Adjustments, after tax (per share)(8)
Lower of cost or market inventory valuation gain	(0.14)	(0.31)	(0.18)	(0.34)
Business interruption proceeds	—	—	(0.42)	—
Unrealized hedging loss	0.17	0.14	0.26	0.28

Total adjustments	0.03	(0.17)	(0.34)	(0.06)

Adjusted net (loss) income per share	$(0.08)	$0.62	$(0.92)	$0.48

(8)
The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income (loss) in all periods.

U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366